Exhibit No 16.1

October 11, 2004



Mr. John Benson
Chief Financial Officer
DGSE Companies, Inc.
Dallas, Texas

Dear Mr. Benson:

This is to confirm that the client-auditor relationship between DGSE Companies, Inc. (Commission File Number 001-11048) and CF & Co., L.L.P. has ceased..

Sincerely,

CF & Co., L.L.P.

CC:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 9-5
      450 Fifth Street, N.W.
      Washington. D.C. 20549